Exhibit 99.1
For Immediate Release
Contact: Gene Cassis, Vice President of Investor Relations, 508-482-2349
Waters Corporation Reports Third Quarter 2010 Results
Milford, Massachusetts, October 26, 2010 — Waters Corporation (NYSE/WAT) reported today third quarter 2010 sales of $401 million, an increase of 7% over sales of $374 million in the third quarter of 2009. These quarterly sales include an adverse foreign currency translation impact of approximately 2%. On a GAAP basis, earnings per diluted share (E.P.S.) for the third quarter were $1.02 compared to $0.79 for the third quarter in 2009. On a non-GAAP basis, E.P.S. were up 21% to $0.98 in the third quarter of 2010 from $0.81 in the third quarter of 2009. A reconciliation of GAAP to non-GAAP E.P.S. is attached.
Through the first nine months of 2010, sales for the Company were $1,160 million, an increase of 8% in comparison to sales of $1,070 million in the first nine months of 2009. Foreign currency translation did not contribute meaningfully to sales growth during the first nine months of 2010. E.P.S. for the first nine months of 2010 were $2.71 compared to $2.26 for the comparable period in 2009. On a non-GAAP basis and including adjustments on the attached reconciliation, E.P.S grew 17% in the first nine months of 2010 to $2.72 from $2.33 in 2009.
Commenting on the quarter, Douglas Berthiaume, Chairman, President and Chief Executive Officer said, “Our sales growth in the third quarter was significantly driven by shipments of our new instrument systems, including ACQUITY® H-Class UPLC® and our research-focused mass spectrometry platforms. Our pharmaceutical and chemical end markets continued to show strength and, geographically, business in the Americas and Asia accelerated global demand.”
As communicated in a prior press release, Waters Corporation will webcast its third quarter 2010 financial results conference call this morning, October 26, 2010 at 8:30 a.m. eastern time. To listen to the call, connect to www.waters.com, choose “Investor” and click on the Live Webcast. A replay of the call will be available through November 2, 2010, similarly by webcast and also by phone at 203-369-3349.
About Waters Corporation:
For over 50 years, Waters Corporation has created business advantages for laboratory-dependent organizations by delivering practical and sustainable innovation to enable significant advancements in such areas as healthcare delivery, environmental management, food safety, and water quality worldwide.

Pioneering a connected portfolio of separations science, laboratory information management, mass spectrometry and thermal analysis, Waters® technology breakthroughs and laboratory solutions provide an enduring platform for customer success.
With revenue of $1.5 billion in 2009 and 5,200 employees, Waters is driving scientific discovery and operational excellence for customers worldwide.
CAUTIONARY STATEMENT
This release may contain “forward-looking” statements regarding future results and events, including statements regarding expected financial results, future growth and customer demand that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words, “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, and similar expressions are intended to identify forward-looking statements. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements within this release for a variety of reasons, including and without limitation, the impact on demand among the Company’s various market sectors from current economic difficulties and uncertainties; increased regulatory burdens as the Company’s business evolves, especially with respect to the U.S. Securities and Exchange Commission, U.S. Food and Drug Administration, and U.S. Environmental Protection Agency, among others; shifts in taxable income in jurisdictions with different effective tax rates; the outcome of tax examinations or changes in respective country legislation affecting the Company’s effective tax rate; the ability to access capital in volatile market conditions; fluctuations in capital expenditures by the Company’s customers, in particular large pharmaceutical companies; the ability to sustain and enhance service and consumable demand from the Company’s installed base of instruments; regulatory and/or administrative obstacles to the timely completion of purchase order documentation; introduction of competing products by other companies and loss of market share; pressures on prices from competitors and/or customers; regulatory, economic and competitive obstacles to new product introductions; other changes in demand from the effect of mergers and acquisitions by the Company’s customers; environmental and logistical obstacles affecting the distribution of products; risks associated with lawsuits and other legal actions, particularly involving claims for infringement of patents and other intellectual property rights; the impact of changes in accounting principles and practices; and foreign exchange rate fluctuations potentially affecting translation of the Company’s future non-U.S. operating results. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s annual report on Form 10-K for the year ended December 31, 2009 and quarterly report on Form 10-Q for the period ended July 3, 2010 as filed with the Securities and Exchange Commission, which “Risk Factors” discussion is incorporated by reference in this release. The forward-looking statements included in this release represent the Company’s estimates or views as of the date of this release report and should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.

Waters Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands and unaudited)

	October 2, 2010	December 31, 2009
Cash, cash equivalents and short-term investments	837,098	630,257
Accounts receivable	337,562	314,247
Inventories	208,339	178,666
Other current assets	55,328	49,206
Total current assets	1,438,327	1,172,376

Property, plant and equipment, net	214,773	210,926
Other assets	552,546	524,629
Total assets	2,205,646	1,907,931

Notes payable and debt	92,243	131,772
Accounts payable and accrued expenses	325,167	262,796
Total current liabilities	417,410	394,568

Long-term debt	700,000	500,000
Other long-term liabilities	164,974	164,414
Total liabilities	1,282,384	1,058,982

Total equity	923,262	848,949
Total liabilities and equity	2,205,646	1,907,931

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Net sales	$401,038	$373,963	$1,159,793	$1,069,852
Cost of sales	162,985	153,143	464,050	424,751

Gross profit	238,053	220,820	695,743	645,101

Selling and administrative expenses (1) (2) (3) (5)	111,306	102,675	324,938	311,417
Research and development expenses	20,524	19,310	61,407	57,364
Purchased intangibles amortization	2,408	2,723	7,642	8,022

Operating income	103,815	96,112	301,756	268,298

Interest expense, net	(3,294)	(2,079)	(8,752)	(6,355)

Income from operations before income taxes	100,521	94,033	293,004	261,943

Provision for income taxes (4)	5,802	18,097	37,845	42,753

Net income	$94,719	$75,936	$255,159	$219,190

Net income per basic common share	$1.03	$0.80	$2.75	$2.28

Weighted-average number of basic common shares	91,714	95,235	92,647	96,215

Net income per diluted common share	$1.02	$0.79	$2.71	$2.26

Weighted-average number of diluted common shares and equivalents	93,286	96,513	94,271	97,027

(1)	Included in selling and administrative expenses for both the three and nine months ended October 2, 2010 are costs of $3 million associated with a non-income tax audit settlement.

(2)	Included in selling and administrative expenses for the three and nine months ended October 2, 2010 are costs of less than $1 million and $2 million, respectively, associated with asset impairments related to certain Company facilities. Included in selling and administrative expenses for the nine months ended October 3, 2009 are lease termination costs of $6 million.

(3)	Included in selling and administrative expenses for the three and nine months ended October 2, 2010 are restructuring costs of less than $1 million and $1 million, respectively, related to cost reduction plans. Included in selling and administrative expenses for the nine months ended October 3, 2009 are restructuring costs of $1 million related to cost reduction plans.

(4)	Included in the provision for income taxes for both the three and nine months ended October 2, 2010 is a net tax benefit of $8 million related to the reversal of a reserve for an uncertain tax position due to an audit settlement. Included in the provision for income taxes for the nine months ended October 2, 2010 is a $2 million tax benefit related to the resolution of a pre-acquisition tax exposure.

Included in the provision for income taxes for the nine months ended October 3, 2009 is approximately $5 million of tax benefit associated with the reversal of a $5 million tax provision, which was originally recorded in 2008, related to the reorganization of certain foreign legal entities. The recognition of this tax benefit in 2009 was a result of changes in income tax regulations promulgated by the U.S. Treasury in February 2009.

(5)	Included in selling and administrative expenses for the nine months ended October 3, 2009 are acquisition and other related costs of $1 million related to recent acquisitions.

Waters Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Reconciliation of net income per diluted share, in accordance with generally accepted accounting principles, with adjusted results:

Net income per diluted share	$1.02	$0.79	$2.71	$2.26

Adjustment for purchased intangibles amortization, net of tax	1,727	1,960	5,512	5,787
Net income per diluted share effect	0.02	0.02	0.06	0.06

Adjustment for non-income tax audit settlement, net of tax	2,197	—	2,197	—
Net income per diluted share effect	0.02	—	0.02	—

Adjustment for asset impairments and lease termination costs, net of tax	302	—	1,459	3,723
Net income per diluted share effect	0.00	—	0.02	0.04

Adjustment for restructuring costs, net of tax	64	—	751	643
Net income per diluted share effect	0.00	—	0.01	0.01

Adjustment for reversal of income tax reserves upon audit settlement	(7,581)	—	(7,581)	—
Net income per diluted share effect	(0.08)	—	(0.08)	—

Adjustment for one-time tax benefits	—	—	(1,500)	(4,555)
Net income per diluted share effect	—	—	(0.02)	(0.05)

Adjustment for acquisition-related costs, net of tax	—	—	—	1,078
Net income per diluted share effect	—	—	—	0.01

Adjusted net income per diluted share	$0.98	$0.81	$2.72	$2.33

The adjusted net income per diluted share presented above is used by the management of the Company to measure operating performance with prior periods and is not in accordance with generally accepted accounting principles (GAAP). The above reconciliation identifies items management has excluded as non-operational transactions, net of the effective applicable statutory tax rates. Management has excluded the purchased intangibles amortization, non-income tax audit settlement, asset impairments, lease termination costs, restructuring costs, reversal of income tax reserves upon audit settlement, one-time tax benefits and acquisition-related costs from its non-GAAP adjusted amounts since management believes that these items are not directly related to ongoing operations, thereby providing management and investors with information that may help them to compare ongoing operating performance.